Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Subsidiary	State of Incorporation
Brainworks Ventures Labs, Inc.	Georgia
Executive Venture Partners, Inc.	Georgia
Auric Minerals Corporation	Nevada
F-15